Cletha A. Walstrand

cwalstrand@networld.com

September 19, 2001

U.S. Securities and Exchange Commission

450 5th Street, N.W.

Washington, D.C. 20549

Re: Consent to be named in the S-8 Registration Statement of GTM Holdings, Inc., a Nevada corp., (the "Registrant"), SEC File No. 33-33263-NY, to be filed on or after September 20, 2001, covering the registration and issuance of 1,033,750 shares of common stock to six individual consultants and five individual employees

Ladies and Gentlemen:

I hereby consent to be named in the above referenced Registration Statement, and to have my opinion appended as an exhibit thereto.

Very truly yours,

Cletha A. Walstrand

Attorney at Law